MSS Series Trust

Amendment No. 11 to Agreement and Declaration of Trust

The undersigned Secretary of MSS Series Trust (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees (the “Board” or the “Trustees”) of the Trust at a meeting of the Board on March 24, 2022:

RESOLVED, that, pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, a majority of the Trustees of the Trust, amended in its entirety the first paragraph of Section 4.2, to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees establish and designate the following Series of Shares of the Trust (each a “Series”): AINN Fund, Footprints Discover Value Fund, Towpath Focus Fund, Towpath Technology Fund, One Rock Fund, Parvin Hedged Equity Solari World Fund, Parvin Select Equity Solari World Fund, Seizert Small Cap Value Fund, and Seizert Large Cap Value Fund.

Date: March 24, 2022
/s/ Brandon Pokersnik Brandon M. Pokersnik, Secretary